Exhibit 10.1

Coventry Health Care, Inc.
Special Incentive Plan

Plan Objective

The objective of the Coventry Health Care (CHC) Special Incentive Plan (the Plan) is to reward Thomas McDonough and James McGarry (the Participants) for the attainment of pre–established financial goals on first year performance of First Health Group.

Plan Year

The Plan year is January 1 through December 31, 2005.

Eligibility

Eligibility in the Plan and eligibility to receive a Plan award are conditioned on the Participants being actively employed during the entire Plan period and on the payout date.

Timing of Incentive Payouts

Payouts under the Plan will be made as soon as possible after the close of the fiscal year and after CHC and First Health year–end financial results are finalized.

Performance Criteria

Plan awards are based on the achievement of the following First Health financial results, as measured and certified by CHC Corporate Controller and CHC CEO, and approved by the “Compensation Committee”.

Performance Criteria:     EBIDTA*
Threshold:                      Budgeted EBIDTA
Stretch:                           8.75% increase over Threshold

*Earnings Before Interest, Depreciation, Taxes and Amortization

Award Calculation

Awards under the Plan are calculated as follows:

Results Achieved	McDonough Award	McGarry Award
EBITDA ‹ Threshold	$0	$0
= Threshold	$500,000	$200,000
= Stretch	$2,000,000	$800,000

Awards for results achieved between the above–cited levels are calculated based on straight–line interpolation.

Award

The cash award payment will be deposited into the Participant’s 2004 Mid–Term Executive Retention Program account.

Administrative Guidelines

The Plan is governed by the terms and conditions of the Coventry Health Care, Inc. 2004 Incentive Plan. This document shall not be construed as a contract with the employee and is in no way intended to limit the employment at will status of employees of Coventry Health Care, Inc., or its Health Plans.